Exhibit 5.1

750 E. PRATT STREET SUITE 900 BALTIMORE, MD 21202 T 410.244.7400 F 410.244.7742 www.Venable.com

June 22, 2018

Essential Properties Realty Trust, Inc.

47 Hulfish Street

Suite 210

Princeton, New Jersey 08542

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have served as Maryland counsel to Essential Properties Realty Trust, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law relating to the registration by the Company of 3,550,000 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company, that the Company may issue pursuant to the Essential Properties Realty Trust, Inc. 2018 Incentive Plan (the “Plan”). The Shares are covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), as filed with the United States Securities and Exchange Commission (the “Commission”) by the Company on or about the date hereof under the Securities Act of 1933, as amended (the “1933 Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. The Registration Statement in the form in which it was transmitted to the Commission under the 1933 Act;

2. The charter of the Company, certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3. The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4. Resolutions (the “Resolutions”) adopted by the Board of Directors of the Company (i) declaring the Plan advisable and directing that the Plan be submitted to the sole stockholder of the Company for consideration and approval, and (ii) the issuance of the Shares, certified as of the date hereof by an officer of the Company;

Essential Properties Realty Trust, Inc.

June 22, 2018

5. Resolutions adopted by the consent of the stole stockholder of the Company approving the Plan, certified as of the date hereof by an officer of the Company;

6. The Plan, certified as of the date hereof by an officer of the Company;

7. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

8. A certificate executed by an officer of the Company, dated as of the date hereof; and

9. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of such party set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Essential Properties Realty Trust, Inc.

June 22, 2018

5. None of the Shares will be issued or transferred in violation of any restriction or limitation contained in Article VII of the Charter or in the Plan. Upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

6. Each option, stock appreciation right, restricted stock award, restricted stock unit award, performance award, long term incentive plan unit or other security exercisable or exchangeable for a Share will have been duly authorized, validly granted and duly exercised or exchanged in accordance with the terms of the Plan, including any stock option, restricted stock or similar agreement entered into in connection therewith, at the time of any exercise of such option, stock appreciation right, restricted stock award, restricted stock unit award, performance award, long term incentive plan unit or other security.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Maryland and is in good standing with the SDAT.

2. The Shares have been duly authorized and, when and if issued and delivered in accordance with the Plan, the Resolutions and any stock option agreement, restricted stock agreement or other form of award agreement utilized under the Plan, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Essential Properties Realty Trust, Inc.

June 22, 2018

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP